Robinhood Reports Second Quarter 2026 Results
Revenues up 32% year-over-year to a record $1.31 billion
Diluted EPS up 48% year-over-year to $0.62
Net Deposits were a record $22 billion, and Robinhood Gold Subscribers reached a record 4.8 million
Robinhood now up to 13 business lines that have reached $100 million or more in annualized revenues

MENLO PARK, Calif. – July 29, 2026 – Robinhood Markets, Inc. (“Robinhood”) (NASDAQ: HOOD) today announced financial results for the second quarter of 2026, which ended June 30, 2026.

"Whether it's the Robinhood Chain, Robinhood Ventures, or Trump Accounts, our product velocity is focused on one goal: making everyone an owner," said Vlad Tenev, Chairman and CEO of Robinhood. "Broad ownership is essential to a free, stable, and prosperous society."
“The business is firing on all cylinders,” said Shiv Verma, Chief Financial Officer of Robinhood. “We delivered record revenues and drove new highs across equity, option, and event contract volumes, as we continue to win market share. Our product velocity continues to deliver new products for customers and drive a more diversified business, with Robinhood Legend and the Credit Card business joining our growing roster of now thirteen different business lines that have reached $100 million-plus in annualized revenues.”
Second Quarter Results
•Total net revenues increased 32% year-over-year to $1.31 billion.
◦Transaction-based revenues increased 44% year-over-year to $776 million, primarily driven by event contracts revenue of $156 million, up over 10x, options revenue of $342 million, up 29%, and equities revenue of $129 million, up 95%, partially offset by cryptocurrencies revenue of $100 million, down 38%.
◦Net interest revenues increased 9% year-over-year to $389 million, primarily driven by growth in interest-earning assets, partially offset by lower short-term interest rates and securities lending activity.
◦Other revenues increased 54% year-over-year to $143 million, primarily driven by Trump Account service revenues and increased Robinhood Gold subscription revenues.
•Net income increased 48% year-over-year to $573 million.
◦Net income included $129 million of gains primarily related to the deconsolidation of Robinhood Ventures Fund I ("RVI").
•Diluted earnings per share (“EPS”) increased 48% to $0.62.
◦Diluted EPS included $0.14 of gains primarily related to the deconsolidation of RVI.
•Total operating expenses increased 33% year-over-year to $734 million. The year-over-year increase was primarily driven by marketing and growth investments, one-time restructuring charges from the reduction in force announced in June 2026, and expenses related to Trump Accounts and Rothera.
◦Adjusted Operating Expenses and Share-Based Compensation (“SBC”) (non-GAAP) increased 23% year-over-year to $641 million, which includes expenses related to Trump Accounts and Rothera.
•Adjusted EBITDA (non-GAAP) increased 35% year-over-year to $741 million.
•Funded Customers increased by 1.9 million, or 7%, year-over-year to 28.4 million.
◦Investment Accounts increased by 2.5 million, or 9%, year-over-year to 29.9 million.
•Total Platform Assets increased 32% year-over-year to $369 billion, primarily driven by continued Net Deposits and higher equity valuations, partially offset by lower cryptocurrency valuations.
•Net Deposits were $21.7 billion, an annualized growth rate of 28% relative to Total Platform Assets at the end of Q1 2026. Over the past twelve months, Net Deposits were $75.7 billion, a growth rate of 27% relative to Total Platform Assets at the end of Q2 2025.
•Robinhood Gold Subscribers increased by 1.4 million, or 39%, year-over-year to 4.8 million.
•Average Revenue Per User (“ARPU”) increased 24% year-over-year to $187.
•Cash and cash equivalents totaled $5.4 billion, including net proceeds from our June 2026 convertible notes offering, compared with $4.2 billion at the end of Q2 2025.
•Share repurchases were $414 million, representing 4.4 million shares of our Class A common stock at an average price per share of approximately $94. This includes $290 million repurchased in connection with our June 2026 convertible notes offering and outside of our existing share repurchase authorization.
◦Since starting our initial share repurchase program in Q3 2024, total share repurchases under the program were $1.3 billion as of the end of Q2 2026, representing 27 million shares of our Class A common stock at an average price per share of approximately $47.

Highlights

Robinhood Is Building the Platform to Make Everyone an Owner of the Global Economy, Driving Strong Momentum Across the Business

#1 Platform for Active Traders
•Active trader engagement reached new records in Q2 across equity, option, and prediction market volumes, as we continued to gain market share. Additionally, Robinhood Legend surpassed $100 million in annualized revenues, roughly 18 months after rolling out to customers.
•With the launch of Agentic Trading in May, customers are now able to trade equities, options, and crypto through AI-powered agents. To date, nearly 100 thousand customers have opened Agentic Trading accounts, with over $100 million in AUC.
•Prediction Markets reached a new milestone with the launch of Rothera in June, a CFTC-licensed exchange and clearinghouse independently managed through Robinhood’s joint venture with Susquehanna International Group, with over 3.5 billion contracts traded to date.

#1 in Wallet Share for the Next Generation
•Robinhood's Credit Card business grew to over $100 million in annualized revenues as the Robinhood Gold Card crossed 1 million customers with over $17 billion in annualized purchase volume. Additionally, the Platinum Card began rolling out, and the Company has already seen strong adoption.
•On July 4th, Trump Accounts officially launched and the program has already reached over 7M account sign ups with nearly $1.5 billion deposited to date, marking a historic step in Robinhood's mission to democratize finance for all.
•Robinhood Banking continued its momentum in Q2, with over $3 billion in deposits from over 240 thousand Funded Customers and approximately 40 percent of customers signed up for direct deposit as of the end of June.
•Robinhood Strategies grew to over 300 thousand Funded Customers with nearly $2 billion in assets under management to date. Also under the Company’s advisory umbrella, TradePMR launched the Robinhood Advisor Network to connect customers with RIAs and reached $50 billion in assets under management.
•Gold subscribers hit a record 4.8 million, up 500 thousand sequentially. Overall adoption rate reached 17 percent, with approximately 40 percent of new Funded Customers signing up for Gold in Q2.

#1 Global Financial Ecosystem
•International Funded Customers surpassed 1 million during the quarter, reflecting strong adoption across Robinhood's growing global footprint. As part of reaching this milestone, Robinhood closed its acquisition of WonderFi, a Canadian leader in digital asset products and services, marking the Company’s official entry into the region.
•Robinhood hosted “The World is Flat,” a live event from London, unveiling the launch of Robinhood Chain's Public Mainnet, a permissionless, AI-native, financial-grade Ethereum Layer 2 blockchain built to institutional standards for financial services and real world assets. Additionally, the Company announced new Stock Tokens now available to eligible users in more than 120 countries via the Robinhood Wallet.
•During the event, the Company also debuted Robinhood Earn, the Company's first decentralized lending product available directly in the Robinhood app, introduced perpetual futures in the EU, and plans to launch crypto offerings in the UK.
•Additionally, on July 1 Robinhood Singapore received its capital markets services license from the Monetary Authority of Singapore ("MAS"), a significant step toward offering brokerage services to customers in Singapore in the future.

Additional Q2 2026 Operating Data

•Robinhood Retirement AUC increased 82% year-over-year to a record $34.5 billion.
•Margin Book increased 127% year-over-year to a record $21.6 billion.
•Cash and Deposits increased 34% year-over-year to a record $18.7 billion.
•Cash Sweep decreased 9% year-over-year to $29.7 billion.
◦In February 2026, we updated our brokerage High-Yield Cash program to fund growth in margin lending, resulting in over $6 billion of Cash Sweep balances that moved to Cash and Deposits in the form of customer free credit balances at the date of the shift.
•Equity Notional Trading Volumes increased 85% year-over-year to a record $956 billion.
•Options Contracts Traded increased 50% year-over-year to a record 774 million.
•Crypto Notional Trading Volumes were $40 billion, including Robinhood App Notional Volumes which decreased 35% year-over-year to $18 billion, and Bitstamp Notional Volumes which were $22 billion.
•Event Contracts Traded increased over 10x year-over-year to a record 13.6 billion.

Conference Call and Livestream Information

Robinhood will host a video call to discuss its results at 2 p.m. PT / 5 p.m. ET today, July 29, 2026. The video call can be accessed at investors.robinhood.com, along with the earnings press release and accompanying slide presentation. The event will also be live streamed to YouTube and X.com via Robinhood’s official channels, @RobinhoodApp, on Vlad Tenev’s X.com account, @vladtenev, as well as in the Robinhood App. Following the call, a replay and transcript will also be available at investors.robinhood.com.

Financial Outlook

The paragraph below provides information on our 2026 expense plan and outlook. We are not providing a 2026 outlook for total operating expenses and have not reconciled our 2026 outlook for Adjusted Operating Expenses and SBC to the most directly comparable GAAP financial measure, total operating expenses, because we are unable to predict with reasonable certainty the impact of certain items without unreasonable effort. These items include, but are not limited to, provision for credit losses and significant regulatory expenses which may be material and could have a significant impact on total operating expenses for 2026.

As previously disclosed, our 2026 expense plan is designed to accelerate product velocity, drive Net Deposit growth, and grow revenues. Our prior outlook for 2026 Adjusted Operating Expenses and SBC provided at Q1 2026 Earnings (April 28, 2026) was $2.7 billion to $2.825 billion, which did not include costs related to Rothera and WonderFi. As we look ahead to the rest of the year, we are lowering and tightening our 2026 outlook for Adjusted Operating Expenses and SBC to a range of $2.675 to $2.775 billion to reflect efficiencies we have captured, part of which were used to fund costs related to two new businesses, Rothera and WonderFi. This expense outlook does not include provision for credit losses, costs related to our pending acquisitions, costs from equity modifications of restructuring and executive awards in connection with our CFO transition, potential significant regulatory matters, or other significant expenses (such as impairments, restructuring charges, and other business acquisition- or disposition-related expenses) that may arise or accruals we may determine in the future are required, as we are unable to accurately predict the size or timing of such matters, expenses or accruals at this time.

Actual results might differ materially from our outlook due to several factors, including the rate of growth in Funded Customers and our effectiveness to cross-sell products which affects variable marketing costs, the degree to which we are successful in managing credit losses and preventing fraud, and our ability to manage web-hosting expenses efficiently, among other factors. See “Non-GAAP Financial Measures” for more information on Adjusted Operating Expenses and SBC, including significant items that we believe are not indicative of our ongoing expenses that would be adjusted out of total operating expenses (GAAP) to get to Adjusted Operating Expenses and SBC (non-GAAP) should they occur.

About Robinhood

Robinhood Markets, Inc. (NASDAQ: HOOD) is a global leader in financial services offering retail brokerage, crypto, advisory, digital banking services, and private markets access to a new generation of investors. Additional information about Robinhood can be found at www.robinhood.com.

Robinhood uses the “Overview” tab of its Investor Relations website (accessible at investors.robinhood.com/overview) and its Newsroom (accessible at newsroom.aboutrobinhood.com), as means of disclosing information to the public in a broad, non-exclusionary manner for purposes of the U.S. Securities and Exchange Commission’s (“SEC”) Regulation Fair Disclosure (Reg. FD). Investors should routinely monitor those web pages, in addition to Robinhood’s press releases, SEC filings, and public conference calls and webcasts, as information posted on them could be deemed to be material information.

“Robinhood” and the Robinhood feather logo are registered trademarks of Robinhood Markets, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Contacts

Investors: ir@robinhood.com	Press: press@robinhood.com

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	June 30,
(in millions, except per share data)	2025	2026
Assets
Current assets:
Cash and cash equivalents	$4,261	$5,362
Cash, cash equivalents, and securities segregated under federal and other regulations	5,749	12,023
Receivables from brokers, dealers, and clearing organizations	426	672
Receivables from users, net	17,994	22,799
Securities borrowed	2,408	6,036
Deposits with clearing organizations	702	1,240
User-held fractional shares	3,782	4,764
Deferred customer match incentives	185	220
Other current assets, including current prepaid expenses of $127 as of December 31, 2025 and $196 as of June 30, 2026	798	1,416
Total current assets	36,305	54,532
Property, software, and equipment, net	154	177
Goodwill	385	516
Intangible assets, net	168	246
Non-current deferred customer match incentives	428	579
Other non-current assets, including non-current prepaid expenses of $11 as of December 31, 2025 and $21 as of June 30, 2026	697	500
Total assets	$38,137	$56,550
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$463	$646
Payables to users	11,986	17,243
Securities loaned	11,626	20,536
Fractional shares repurchase obligation	3,782	4,764
Other current liabilities	914	1,387
Total current liabilities	28,771	44,576
Long-term borrowings	—	2,170
Other non-current liabilities	215	263
Total liabilities	28,986	47,009
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. 210 million shares authorized, no shares issued and outstanding as of December 31, 2025 and June 30, 2026.	—	—
Class A common stock, $0.0001 par value. 21 billion shares authorized, 790 million shares issued and outstanding as of December 31, 2025; 21 billion shares authorized, 790 million shares issued and outstanding as of June 30, 2026.	—	—
Class B common stock, $0.0001 par value. 700 million shares authorized, 111 million shares issued and outstanding as of December 31, 2025; 700 million shares authorized, 109 million shares issued and outstanding as of June 30, 2026.	—	—
Class C common stock, $0.0001 par value. 7 billion shares authorized, no shares issued and outstanding as of December 31, 2025 and June 30, 2026.	—	—
Additional paid-in capital	11,284	10,731
Accumulated other comprehensive income (loss)	8	(10)
Accumulated deficit	(2,152)	(1,241)
Non-controlling interests	11	61
Total stockholders’ equity	9,151	9,541
Total liabilities and stockholders’ equity	$38,137	$56,550

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		YOY% Change	Three Months Ended March 31,	QOQ% Change
(in millions, except per share and percentage data)	2025	2026		2026
Revenues:
Transaction-based revenues	$539	$776	44%	$623	25%
Net interest revenues	357	389	9%	359	8%
Other revenues	93	143	54%	85	68%
Total net revenues	989	1,308	32%	1,067	23%

Operating expenses(1)(2):
Brokerage and transaction	48	62	29%	60	3%
Technology and development	214	256	20%	241	6%
Operations	29	57	97%	38	50%
Provision for credit losses	28	56	100%	36	56%
Marketing	99	104	5%	107	(3)%
General and administrative	132	199	51%	174	14%
Total operating expenses	550	734	33%	656	12%

Other income, net	3	135	NM	—	NM
Income before income taxes	442	709	60%	411	73%
Provision for income taxes	56	136	143%	65	109%
Net income	$386	$573	48%	$346	66%
Less: Net income (loss) attributable to non-controlling interests	—	12	NM	(4)	NM
Net income attributable to Robinhood	$386	$561	45%	$350	60%
Net income attributable to Robinhood common stockholders:
Basic	$386	$561		$350
Diluted	$386	$561		$350
Net income per share attributable to Robinhood common stockholders:
Basic	$0.44	$0.62		$0.39
Diluted	$0.42	$0.62		$0.38
Weighted-average shares used to compute net income per share attributable to Robinhood common stockholders:
Basic	882	899		899
Diluted	909	912		915

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended June 30,		YOY% Change
(in millions, except per share and percentage data)	2025	2026
Revenues:
Transaction-based revenues	$1,122	$1,399	25%
Net interest revenues	647	748	16%
Other revenues	147	228	55%
Total net revenues	1,916	2,375	24%

Operating expenses(1)(2):
Brokerage and transaction	98	122	24%
Technology and development	428	497	16%
Operations	60	95	58%
Provision for credit losses	52	92	77%
Marketing	204	211	3%
General and administrative	265	373	41%
Total operating expenses	1,107	1,390	26%

Other income, net	4	135	NM
Income before income taxes	813	1,120	38%
Provision for income taxes	91	201	NM
Net income	$722	$919	27%
Less: Net income (loss) attributable to non-controlling interests	—	8	NM
Net income attributable to Robinhood	$722	$911	26%
Net income attributable to Robinhood common stockholders:
Basic	$722	$911
Diluted	$722	$911
Net income per share attributable to Robinhood common stockholders:
Basic	$0.82	$1.01
Diluted	$0.79	$1.00
Weighted-average shares used to compute net income per share attributable to Robinhood common stockholders:
Basic	883	899
Diluted	911	913

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
____________
(1)    The following table presents operating expenses as a percent of total net revenues:

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2025	2026	2026	2025	2026
Brokerage and transaction	5%	5%	6%	5%	5%
Technology and development	22%	20%	23%	22%	21%
Operations	3%	4%	3%	3%	4%
Provision for credit losses	3%	4%	3%	3%	4%
Marketing	10%	8%	10%	11%	9%
General and administrative	13%	15%	16%	14%	16%
Total operating expenses	56%	56%	61%	58%	59%

(2)    The following table presents the SBC on our unaudited condensed consolidated statements of operations for the periods indicated:

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
(in millions)	2025	2026	2026	2025	2026
Brokerage and transaction	$3	$2	$3	$5	$5
Technology and development	39	48	40	83	88
Operations	2	1	1	3	2
Marketing	2	3	2	4	5
General and administrative	32	51	46	56	97
Total SBC	$78	$105	$92	$151	$197

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2026	2025	2026
Operating activities:
Net income	$386	$573	$722	$919
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	21	23	41	46
Provision for credit losses	28	56	52	92
Deferred income taxes	—	(32)	—	2
Share-based compensation	78	105	151	197
Gain on deconsolidation of RVI	—	(106)	—	(106)
Unrealized and realized (gain) loss on equity securities, net	—	(23)	—	(23)
Other	4	1	8	4
Changes in operating assets and liabilities:
Securities segregated under federal and other regulations	(198)	380	199	(3,573)
Receivables from brokers, dealers, and clearing organizations	(94)	(190)	112	(250)
Receivables from users, net	(389)	(4,432)	(1,300)	(4,476)
Securities borrowed	(2,045)	(2,681)	(2,923)	(3,628)
Deposits with clearing organizations	(79)	(546)	(231)	(538)
Current and non-current prepaid expenses	(11)	(11)	(24)	(65)
Current and non-current deferred customer match incentives	(40)	(70)	(96)	(186)
Other current and non-current assets	—	(65)	351	73
Accounts payable and accrued expenses	12	67	(112)	(2)
Payables to users	2,280	403	1,948	5,196
Securities loaned	3,542	7,149	5,177	8,910
Other current and non-current liabilities	14	119	76	166
Net cash provided by operating activities	3,509	720	4,151	2,758
Investing activities:
Purchases of property, software, and equipment	(8)	(12)	(10)	(21)
Capitalization of internally developed software	(10)	(12)	(19)	(21)
Consideration transferred for business acquisitions and asset acquisitions	(224)	(178)	(399)	(249)
Cash, cash equivalents, and segregated cash acquired in business acquisitions and asset acquisitions	1,168	77	1,193	95
Purchases of non-marketable securities	(8)	(136)	(8)	(228)
Proceeds from maturities of held-to-maturity investments	58	—	266	—
Purchases of credit card receivables by Credit Card Funding Trust	(979)	(3,632)	(1,528)	(6,152)
Collections of purchased credit card receivables	835	3,315	1,346	5,714
Proceeds from sales of investment in RVI	—	28	—	28
Cash derecognized upon deconsolidation of RVI	—	(220)	—	(220)
Net cash provided by (used in) investing activities	832	(770)	841	(1,054)
Financing activities:
Proceeds from issuance of convertible senior notes	—	2,200	—	2,200
Proceeds from exercise of stock options	4	1	11	3
Proceeds from issuance of RVI common stock in connection with initial public offering, net of offering costs	—	—	—	312
Proceeds from issuance of common stock under the Employee Share Purchase Plan	15	17	15	17
Taxes paid related to net share settlement of equity awards	(252)	(10)	(372)	(23)
Repurchase of Class A common stock	(124)	(414)	(446)	(664)
Draws on credit facilities	1	2,511	1	2,511
Repayments on credit facilities	(1)	(2,511)	(1)	(2,511)
Borrowings by the Credit Card Funding Trust	80	265	104	382
Change in principal collected from customers due to Coastal Bank	(9)	(1)	1	(3)
Repayments on borrowings by the Credit Card Funding Trust	—	(10)	—	(25)
Payments of debt issuance costs	—	(19)	(16)	(31)
Purchase of Capped Calls	—	(123)	—	(123)
Contributions from noncontrolling interests	—	—	—	41
Net cash provided by (used in) financing activities	(286)	1,906	(703)	2,086
Effect of foreign exchange rate changes on cash and cash equivalents	7	(3)	8	(9)
Net increase in cash, cash equivalents, segregated cash, and restricted cash	4,062	1,853	4,297	3,781
Cash, cash equivalents, segregated cash, and restricted cash, beginning of the period	8,930	11,821	8,695	9,893
Cash, cash equivalents, segregated cash, and restricted cash, end of the period	$12,992	$13,674	$12,992	$13,674

ROBINHOOD MARKETS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Reconciliation of cash, cash equivalents, segregated cash and restricted cash, end of the period:
Cash and cash equivalents, end of the period	$4,162	$5,362	$4,162	$5,362
Segregated cash and cash equivalents, end of the period	8,740	8,250	8,740	8,250
Restricted cash in other current assets, end of the period	72	48	72	48
Restricted cash in other non-current assets, end of the period	18	14	18	14
Cash, cash equivalents, segregated cash and restricted cash, end of the period	$12,992	$13,674	$12,992	$13,674
Supplemental disclosures:
Cash paid for interest	$3	$10	$12	$25
Cash paid for income taxes, net of refund received	$53	$101	$82	$171
Derecognized assets and liabilities (net)	$—	$351	$—	$351
Retained RVI interest at FV	$—	$435	$—	$435

Reconciliation of GAAP to Non-GAAP Results
(Unaudited)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
(in millions, except for percentage data)	2025	2026	2026	2025	2026
Net income attributable to Robinhood	$386	$561	$350	$722	$911
Net income (loss) attributable to non-controlling interests	—	12	(4)	—	8
Net income	386	573	346	722	919
Net margin	39%	44%	32%	38%	39%
Add:
Interest expenses related to debt obligations	8	10	8	14	18
Provision for income taxes	56	136	65	91	201
Depreciation and amortization	21	23	23	41	46
EBITDA (non-GAAP)	471	742	442	868	1,184
Add:
SBC	78	105	92	151	197
Restructuring charges	—	23	—	—	23
Less:
Gain on deconsolidation of RVI (1)	—	(106)	—	—	(106)
Unrealized and realized gains in equity securities(2)	—	(23)	—	—	(23)
Adjusted EBITDA (non-GAAP)	$549	$741	$534	$1,019	$1,275
Adjusted EBITDA Margin (non-GAAP)	56%	57%	50%	53%	54%
(1) The $106 million gain from deconsolidation excludes a $17 million unrealized gain recognized in net income earlier in the current period, which was reflected in the carrying value of RVI at deconsolidation and is presented separately as a realized gain.
(2) For the three and six months ended June 30, 2026, primarily related to investments held by RVI.

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
(in millions)	2025	2026	2026	2025	2026
Total operating expenses (GAAP)	$550	$734	$656	$1,107	$1,390
Less:
SBC excluding CFO transition and restructuring	78	91	79	151	170
SBC attributable to CFO transition	—	7	13	—	20
SBC attributable to restructuring	—	7	—	—	7
Provision for credit losses	28	56	36	52	92
Restructuring	—	23	—	—	23
Adjusted Operating Expenses (non-GAAP)	$444	$550	$528	$904	$1,078

Reconciliation of GAAP to Non-GAAP Results
(Unaudited)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
(in millions)	2025	2026	2026	2025	2026
Total operating expenses (GAAP)	$550	$734	$656	$1,107	$1,390
Less:
SBC excluding CFO transition and restructuring	78	91	79	151	170
SBC attributable to restructuring	—	7	—	—	7
SBC attributable to CFO transition	—	7	13	—	20
Provision for credit losses	28	56	36	52	92
Restructuring charges	—	23	—	—	23
Adjusted Operating Expenses (non-GAAP)	444	550	528	904	1,078
Add:
SBC excluding CFO transition and restructuring	78	91	79	151	170
Adjusted Operating Expenses and SBC (non-GAAP)	$522	$641	$607	$1,055	$1,248

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the expected financial performance of Robinhood Markets, Inc. and its consolidated subsidiaries (“we,” “Robinhood,” or the “Company”) and our strategic and operational plans, including (among others) statements regarding that our product velocity is focused on one goal: making everyone an owner; the business is firing on all cylinders; we continue to win market share; our product velocity continues to deliver new products for customers and drive a more diversified business; Robinhood is building the platform to make everyone an owner of the global economy, driving strong momentum across the business; our plans to launch crypto offerings in the UK; that Robinhood Singapore receiving its capital markets services license from the MAS is a significant step towards offering brokerage services to customers in Singapore in the future; and all statements and information under the heading “Financial Outlook”. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Our forward-looking statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual future results, performance, or achievements to differ materially from any future results expressed or implied in this press release. Reported results should not be considered an indication of future performance. Factors that contribute to the uncertain nature of our forward-looking statements include, among others: our rapid and continuing expansion, including continuing to introduce new products and services on our platforms as well as geographic expansion; the difficulty of managing our business effectively, including the size of our workforce, and the risk of declining or negative growth; the fluctuations in our financial results and key metrics from quarter to quarter; our reliance on transaction-based revenue, including payment for order flow (“PFOF”), the risk of new regulation or bans on PFOF and similar practices, and the addition of our new fee-based model for cryptocurrency; our exposure to fluctuations in interest rates and rapidly changing interest rate environments; the difficulty of raising additional capital (to provide liquidity needs and support business growth and objectives) on reasonable terms, if at all; the need to maintain capital levels required by regulators and self-regulatory organizations; the risk that we might mishandle the cash, securities, and cryptocurrencies we hold on behalf of customers, and our exposure to liability for processing, operational, or technical errors in clearing functions; the impact of negative publicity on our brand and reputation; the risk that changes in business, economic, or political conditions that impact the global financial markets, or a systemic market event, might harm our business; our dependence on key employees and a skilled workforce; the fact that we do not wholly own or operationally control Rothera, our joint venture with Susquehanna International Group, and its subsidiaries; operational and regulatory risks and expenditures prior to and following closing of our acquisitions and investments; the difficulty of complying with an extensive, complex, and changing regulatory environment, the risk of monetary and other penalties for noncompliance, and the need to adjust our business model in response to new or modified laws and regulations; the possibility of adverse developments in pending litigation and regulatory investigations; the risk that the outcome of currently ongoing and potential future regulatory enforcement actions and litigation, as well as potential changes in federal or state law, could immediately or subsequently prevent us from offering, or continuing to offer, event contracts; the effects of competition; our need to innovate and acquire or invest in new products, services, technologies and geographies in order to attract and retain customers and deepen their engagement with us in order to maintain growth; our reliance on third parties to perform some key functions and the risk that processing, operational or technological failures could impair the availability or stability of our platforms; the risk of cybersecurity incidents, theft, data breaches, and other online attacks; the difficulty of processing customer data in compliance with privacy laws; our need as a regulated financial services company to develop and maintain effective compliance and risk management infrastructures; the risks associated with incorporating artificial intelligence technologies into some of our products and processes; the regulation, litigation, contractual, operational, and reputational risks associated with our introduction of products such as Robinhood Chain and Stock Tokens globally, continued offering of Classic Stock Tokens (formerly "Robinhood Stock Tokens") and perpetual futures trading in the European Economic Area, and updates to Robinhood Wallet, and our staking and onchain lending services offered in the U.S.; and the risk that substantial future sales of Class A common stock in the public market, or the perception that they may occur, could cause the price of our stock to fall. Because some of these risks and uncertainties cannot be predicted or quantified and some are beyond our control, you should not rely on our forward-looking statements as predictions of future events. More information about potential risks and uncertainties that could affect our business and financial results can be found in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, as well as in our other filings with the SEC, all of which are available on the SEC’s web site at www.sec.gov. Moreover, we operate in a very competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible for us to predict all risks nor identify all uncertainties. The events and circumstances reflected in our forward-looking statements might not be achieved and actual results could differ materially from those projected in the forward-looking statements. Except as otherwise noted, all forward-looking statements in this press release are made as of the date of this press release, July 29, 2026, and are based on information and estimates available to us at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by law, Robinhood assumes no obligation to update any of the statements in this press release whether as a result of any new information, future events, changed circumstances, or otherwise. You should read this press release with the understanding that our actual future results, performance, events, and circumstances might be materially different from what we expect.

Non-GAAP Financial Measures

We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources and assess our performance. In addition to total net revenues, net income, and other results under GAAP, we utilize non-GAAP calculations of adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), Adjusted EBITDA Margin, Adjusted Operating Expenses, and Adjusted Operating Expenses

and SBC. This non-GAAP financial information is presented for supplemental informational purposes only, should not be considered in isolation or as a substitute for, or superior to, financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. We believe each of these non-GAAP measures provides useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance and cost structure, as applicable. These non-GAAP measures are used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included in this press release.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to Robinhood, excluding (i) net income (loss) attributable to non-controlling interests, (ii) interest expenses related to debt obligations, (iii) provision for (benefit from) income taxes, (iv) depreciation and amortization, (v) SBC, (vi) significant legal and tax settlements and reserves, and (vii) other significant gains, losses, and expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses) that we believe are not indicative of our ongoing results.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods and competitors less meaningful. Adjusted EBITDA is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total net revenues. The most directly comparable GAAP measure is net margin (calculated as net income divided by total net revenues).

Adjusted Operating Expenses

Adjusted Operating Expenses is defined as GAAP total operating expenses minus (i) SBC, (ii) provision for credit losses, (iii) significant legal and tax settlements and reserves, and (iv) other significant expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses) that we believe are not indicative of our ongoing expenses. The amount and timing of the excluded items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods less meaningful. Starting in Q3 2026, we intend to exclude interest expense classified as operating expenses from Adjusted Operating Expenses.

Adjusted Operating Expenses and SBC

Adjusted Operating Expenses and SBC is defined as GAAP total operating expenses minus (i) provision for credit losses, (ii) significant legal and tax settlements and reserves, (iii) other significant expenses (such as impairments, restructuring charges, and business acquisition- or disposition-related expenses), that we believe are not indicative of our ongoing expenses, and (iv) SBC related to modifications of awards impacted by restructuring as well as in connection with our CFO transition. The amount and timing of the excluded items are unpredictable, are not driven by core results of operations, and render comparisons with prior periods less meaningful. Unlike Adjusted Operating Expenses, Adjusted Operating Expenses and SBC does not adjust for SBC except for in 2026 as it relates to modifications of awards impacted by restructuring and our CFO transition. Starting in Q3 2026, we intend to exclude interest expense classified as operating expenses from Adjusted Operating Expenses and SBC.

Key Performance Metrics

In addition to the measures presented in our unaudited condensed consolidated financial statements, we use the following key performance metrics to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Funded Customers

We define a Funded Customer as a unique person who has at least one account with a Robinhood entity and, within the past 45 calendar days (a) had an account balance that was greater than zero (excluding amounts that are deposited into a Funded Customer account by the Company with no action taken by the unique person) or (b) completed a transaction using any such account. Individuals who share a funded joint investing account are each considered to be a Funded Customer. Starting in June 2026, customers of WonderFi are also considered Funded Customers.

International Funded Customers

We define an International Funded Customer as a Funded Customer located outside of the U.S.

Total Platform Assets

We define Total Platform Assets as the sum of the fair value of all equities, options, cryptocurrency, futures (including options on futures and swaps, including event contracts), cash held by users in their accounts, net of receivables from users (previously reported as Assets Under Custody), and any such assets managed by RIAs using TradePMR’s platform that are not custodied by Robinhood, as of a stated date or period end on a trade date basis. Net Deposits and net market gains (losses) drive the change in Total Platform Assets in any given period. Starting in June 2026, the fair value of all cryptocurrency also includes cryptocurrency on WonderFi. Total Platform Assets also include cryptocurrency lent through platform-enabled lending programs, where customers may recall such assets at any time through the platform.

Assets Under Custody

We define Assets Under Custody as Total Platform Assets, excluding assets managed by RIAs using TradePMR's platform that are not custodied by Robinhood, as of a stated date or period end on a trade date basis.

Net Deposits

We define Net Deposits as all cash deposits and asset transfers from customers, as well as dividends, interest, staking rewards, and cash or assets earned in connection with Company promotions (such as account transfer and retirement match incentives, free stock bonuses) received by customers, net of reversals, customer cash withdrawals, margin and lending interest, Robinhood Gold subscription fees, and assets transferred off of our platforms for a stated period. As previously disclosed, due to data limitations we did not include TradePMR client figures in our Net Deposits key performance metric prior to March 2026. Starting in March 2026, Net Deposits include results from TradePMR. Starting in June 2026, Net Deposits also include results from WonderFi.

Average Revenue Per User (“ARPU”)

We define average revenue per user, or ARPU, as total revenue for a given period divided by the average number of Funded Customers on the last day of that period and the last day of the immediately preceding period. Figures in this press release represent ARPU annualized for each three-month period presented.

Robinhood Gold Subscribers

We define a Robinhood Gold Subscriber as a unique person who has at least one account with a Robinhood entity and who, as of the end of the relevant period (a) is subscribed to Robinhood Gold and (b) has made at least one Robinhood Gold subscription fee payment.

Additional Operating Metrics

Robinhood Retirement AUC

We define Robinhood Retirement AUC as the total Assets Under Custody in traditional individual retirement accounts (“IRAs") and Roth IRAs. This does not include accounts with an RIA using TradePMR’s platform.

Cash Sweep

We define Cash Sweep as the period-end total amount of participating users’ uninvested brokerage and banking cash that has been automatically “swept” or moved from their accounts into deposits for their benefit at a network of program banks. This is an off-balance-sheet amount. Robinhood earns a net interest spread on Cash Sweep balances based on the interest rate offered by the banks less the interest rate given to users as stated in our program terms. This includes balances from customers of RIAs using TradePMR’s platform. In February 2026, we updated our brokerage High-Yield Cash program to fund growth in margin lending, resulting in over $6 billion of Cash Sweep balances moving to Cash and Deposits in the form of customer free credit balances.

Margin Book

We define Margin Book as our period-end aggregate outstanding margin loan balances receivable (i.e., the period-end total amount we are owed by customers on loans made for the purchase of securities, supported by a pledge of assets in their margin-enabled brokerage accounts). This includes margin loan balances from customers of RIAs using TradePMR’s platform.

Notional Trading Volume

We define Notional Trading Volume, or Notional Volume, for any specified asset class as the aggregate dollar value (purchase price or sale price as applicable) of trades executed in that asset class on our platforms over a specified period of time. Crypto Notional Volume includes both Robinhood App Notional Volume and Bitstamp Notional Volume. Robinhood App Notional Volume represents the dollar value of executed crypto trades on the Robinhood platform over a specified period of time, and, starting in June 2026, includes the dollar value of executed crypto trades from WonderFi customers. Bitstamp Notional Volume represents the dollar value of executed crypto trades on the Bitstamp platform over a specified period of time. For example, each $1 of transaction value executed between a buyer and seller is counted as $1 of transaction value in the relevant period, rather than $2 if counted for each of the buyer and seller.

Options Contracts Traded

We define Options Contracts Traded as the total number of options contracts bought or sold over a specified period of time. Each contract generally entitles the holder to trade 100 shares of the underlying stock.

Futures Contracts Traded

We define Futures Contracts Traded as the total number of futures contracts bought or sold over a specified period of time. While contract specifications vary, futures contracts generally represent agreements to buy or sell an asset at a specific price at a future date. Event Contracts are not included within Futures Contracts Traded.

Event Contracts Traded
We define Event Contracts Traded as the total number of event contracts bought or sold over a specified period of time through our Prediction Markets Hub. Each contract can be traded at $0.01 increments up to $1 and is worth $1 upon settlement.

Cash and Deposits

We define Cash and Deposits as the period-end sum of cash and cash equivalents, restricted cash, segregated cash, cash equivalents, and securities under federal and other regulations, deposits with clearing organizations, and investments.

Glossary Terms

Investment Accounts
We define an Investment Account as a funded individual brokerage account, a funded joint investing account, a funded IRA, a funded custodial account, or an account with an RIA using TradePMR’s platform. Starting in September 2025, a Funded Customer can have multiple Investment Accounts - one or more individual brokerage accounts, a joint investing account, a funded custodial account, a traditional IRA, a Roth IRA, and/or an RIA custody account using TradePMR’s platform. Investment Accounts do not include Bitstamp as such accounts are not brokerage or other Investment Accounts.

Robinhood Gold Adoption Rate

We define the Robinhood Gold adoption rate as end of period Robinhood Gold Subscribers divided by end of period Funded Customers.

Growth Rate and Annualized Growth Rate with respect to Net Deposits

Growth rate is calculated as aggregate Net Deposits over a specified 12-month period, divided by Total Platform Assets for the fiscal quarter that immediately precedes such 12-month period. Annualized growth rate is calculated as Net Deposits for a specified quarter multiplied by 4 and divided by Total Platform Assets for the immediately preceding quarter.

Businesses that have reached $100M or more in annualized revenues

Based on a given business crossing $100 million in quarterly annualized revenues (revenues in a given quarter times 4).